Exhibit 10.3

ALEXANDER & BALDWIN, INC.

ONE-YEAR

PERFORMANCE IMPROVEMENT INCENTIVE PLAN

EFFECTIVE JUNE 29, 2012

I.                                        Establishment and Purpose

A.                                    Alexander & Baldwin, Inc. (the “Company”) has established its One-Year Performance Improvement Incentive Plan (the “Plan”), effective June 29, 2012.

B.                                    The purpose of this Plan is to motivate employees to exceed business plan performance and to provide a reward to individuals for their successful results.  Further, the Plan is intended to:

1.                                      Communicate and reinforce the changing management style and direction the Company is to take.

2.                                      Emphasize current and future profitability, improvement or desirable change.

3.                                      Improve the planning process throughout the Company.

4.                                      Reinforce the implementation of business plans.

5.                                      Reward Company, unit and individual performance above that which is expected.

C.                                    It is further intended that this Plan will complement other compensation program components to assure a sound basis upon which the Company will attract and retain key employees.

II.                                   Administration

A.                                    The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board of Directors”) shall have responsibility for administration of this Plan.  Under the direction of this Committee, the corporate officer in charge of the compensation programs of the Company and other executives designated by the Chief Executive Officer of the Company shall develop and maintain guidelines for the administration of the Plan and will perform day-to-day administrative details as required.

B.                                    The Committee shall interpret the Plan, make or approve procedures and guidelines relating to it, and make any factual determinations arising in connection with it.  The Committee’s interpretations and determinations shall be final and binding.

III.                              Eligibility

A.                                    Employees must have served with the Company or its subsidiaries in an eligible assignment for the full Plan Year to be eligible for an award.   A Plan Year is a calendar year.   An eligible assignment is a job categorized as the CEO, Band A, or Band B under the Company’s job evaluation program.

B.                                    Employees must be on the payroll at the time awards are paid for the previous Plan Year, except that employees who have become permanently and totally disabled, taken approved early retirement or normal retirement, or died during the Plan Year for which the award is made shall be eligible to receive a pro-rata award based on their performance and their term of service during that Plan Year.

C.                                    Exceptions (additions or deletions) to the eligibility requirements of A above can be made only by the Chief Executive Officer, with the approval of the Committee.

IV.                               Goals (Objectives)

The goals used as the basis of this Plan shall be derived from the Company’s business plan and from the business plan of each operating unit of the Company, which will identify those measures most critical to the Company’s success for the coming year.  These goals will be established with respect to the performance of the Company as a whole, the performance of each operating unit, and the performance of each individual participant.

V.                                    Awards

A.                                    Opportunity

For each goal established for the participant pursuant to Section IV, a bonus opportunity (stated as a dollar amount or percentage of salary) will be set at one or more levels based on corresponding levels of attainment of that goal. For example, a target level bonus may be set for target level attainment of each established goal.  Accordingly, each participant’s maximum award under the Plan for a particular Plan Year shall be equal to the sum of the maximum level of bonus opportunity set for each goal established for him or her for that Plan Year.

B.                                    Determination

1.                                      Individual Bonus Calculation. At the end of each Plan Year, the Committee shall determine the actual level of attainment of each of the goals established for the participant for that Plan Year.  Based on the Committee’s determination of the attained level of each goal, an initial calculation shall be made of the bonus amount attributable to that goal, and the participant’s potential bonus amount for that Plan Year shall be equal to sum of those individually calculated bonus amounts.  However, the actual bonus amount to be paid to the participant shall be subject to his or her satisfaction of the employment requirement set forth in Section III.B, and any adjustments effected by the Committee pursuant to Section V.B.2.

2.                                      Committee Discretion.  The award calculated for each participant pursuant to Section V.B.1 may be increased or decreased by the Committee in its absolute discretion if such award does not, in the judgment of the Committee, accurately reflect the performance of the Company or of the applicable operating unit or individual (e.g., because of changes in accounting rules, extraordinary gains from the sale of Company assets, or other similar or dissimilar circumstances occurring during the Plan Year which may or may not have been beyond the control of the Company, the operating unit, or the individual participant).  Such adjustments by the Committee may be applied uniformly with respect to all participants, or such adjustment may be applied selectively with respect to one or more individual participants.

C.                                    Payments

Awards shall be paid only in cash, with such cash payment to be made at the time the award is determined.  Participants will not be permitted to receive any portion of their awards in the form of the Company’s common stock.

VI.                               General Provisions

A.                                    Nothing herein contained shall be construed to limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or to terminate a participant’s employment with the Company at any time, all of which rights and powers are hereby expressly reserved.

B.                                    It is intended that the Plan shall continue from year to year, subject to an annual review by the Board of Directors.  However, the Board of Directors reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall affect the rights of participants to receive awards finally determined by the Committee but unpaid at the time of such termination or amendment.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan to be executed by its duly authorized officers effective this 29th day of June, 2012.

ALEXANDER & BALDWIN, INC.

By	/s/ Son-Jai Paik
Its Vice President

By	/s/ Alyson J. Nakamura
Its Secretary